Exhibit 10.2
May 4, 2021

Andrew L. Asher

Dear Drew:

Please accept this as the terms of our offer for your promotion with Centene effective May 7, 2021. The general terms are as follows:

1.The position offered is Executive Vice President, CFO, reporting to Michael F. Neidorff.

2.Your compensation will consist of a base salary of $975,000 per annum, plus an annual bonus target of 100% of eligible earnings with the potential to earn more than this target based on company and individual performance.

3.You will be eligible for an annual stock grant in line with your job level and performance. Annual grants are generally proposed at each December Compensation Committee meeting.

4.You will also remain eligible to participate in the company's Cash Long-Term Incentive Plan (Cash LTIP). Your Cash LTIP target will be 100% of your annual base salary with the potential to earn up to 200% of your target based on predefined company performance measures.

5.Subject to approval of the Compensation Committee of the Board of Directors, Centene Corporation will be asked to make a Restricted Stock Unit (RSU) stock award of 50,000 shares. One-third of these RSUs will vest each year beginning on the first anniversary of the grant date.

6.Summarizing your current compensation elements as part of this promotion, your annual base salary will increase from $825,000 to $975,000. This change will result in an increase in both target 2021 annual bonus and the Cash LTIP (for the 2021-2023 cycle) to $925,000. Together with the 50,000 RSUs you received in December 2020 for your annual 2021 grant and the additional 50,000 RSUs that will be granted as part of this promotion, your total target compensation will be approximately $8.9 million for 2021.

Drew, we are excited about the future of Centene and having you continue to be part of our successful team. Please do not hesitate to contact me should you wish to discuss the terms of employment further.

Sincerely,

/s/ H. Robert Sanders

H. Robert Sanders
EVP, Global Human Resources

I acknowledge and accept this offer: /s/ Andrew L. Asher                Date: May 6, 2021